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                                                                    EXHIBIT 99.3

(BW) (ADAC LABORATORIES) (ADAC) ADAC Announces Completion of Acquisition of Community Health Computing

                 MILPITAS, California -- July 13, 1995 -- ADAC Laboratories (NASDAQ: ADAC) announced today the completion of its acquisition of Community Health Computing (CHC) of Houston, Texas at a cost of approximately $16.5 million plus expenses of approximately $1.9 million.

                 Mr. David L. Lowe, Chief Executive Officer, stated, "ADAC has acquired all rights to CHC's product portfolios for the laboratory information systems and radiology information systems markets. Furthermore, the acquisition includes all associated customer support contracts which represent $12 million in recurring annual revenue. This acquisition marks ADAC's entrance into the $400 million laboratory information systems market, increasing our addressable market by 75 percent. ADAC's immediate focus in laboratory information systems will be the completion of LabStat(TM), new client-server, open architecture product. CHC has invested 180 staff years in developing LabStat which is expected to be available for customer delivery in the first half of 1996."

                 Mr. Lowe continued, "ADAC's existing radiology information systems product line, which includes QuadRIS(TM), is significantly strengthened with the addition of CHC's RadStat(TM) product, creating the most dominant product line in the radiology information systems industry."

                 Mr. Lowe concluded, "The acquisition of CHC brings ADAC over 160 installed customer sites in the laboratory information systems market and 300 installed customer sites in the radiology information systems market. The combination of this installed base and a broad product offering of technically advanced clinical healthcare systems represents a significant milestone in our strategic plan to aggressively grow our healthcare information systems business."

                 As previously announced, Mr. Mark Lamp has been appointed President, ADAC HealthCare Information Systems, the new division combining ADAC SD&G Healthcare Systems and CHC. The headquarters for ADAC HealthCare Information Systems will be in Houston, Texas.

                 ADAC Laboratories is recognized as the world market share leader in nuclear medicine and the leading supplier of radiology information systems in North America. ADAC was one of only six manufacturing companies nationwide to receive a site visit for the Malcolm Baldrige National Quality Award in 1994. The company headquarters are in Milpitas, California.